UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT: January 12, 2010

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
(Exact name of Registrant as specified in its charter)

Nevada	000-49846	87-0638750
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification Number)
of incorporation)

445 Park Avenue, New York, New York  10022
 (Address of principal executive offices)

(212) 307-3568
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.02    Termination of a Material Definitive Agreement.

As previously reported, on December 17, 2009, China North East Petroleum Holdings Limited (the “Company”) completed its public offering of $13.5 million of its common stock. On January 12, 2010, the Company used a portion of the net proceeds from the issuance of the Company’s common stock to repay in full its 8% Secured Debenture (the “Debenture”) issued to Lotusbox Investments Limited (“Lotusbox”) on February 28, 2008 for the principal amount of $15,000,000.

As of January 11, 2010, the total amount owed on the Debenture was $10,734,739.73, which includes remaining principal plus accrued interest. In addition to using the proceeds from it’s December 2009 public offering, the Company also applied the aggregate exercise price of $2,038,479.30 from the exercise of the Series B Common Stock Purchase Warrants issued to Lotusbox on February 28, 2008 (the “Series B Warrants”) to purchase 867,438 shares of the Company’s common stock at the exercise price of $2.35 per share to offset the repayment of the Debenture. The Debenture would have matured on February 28, 2012. No early termination or prepayment penalties were incurred by the Company in connection with such termination.

As result of the repayment of the Debenture, the following agreements pursuant to which the Company granted certain security interests to Lotusbox were terminated: (1) a share pledge agreement whereby the Company granted to Lotusbox a pledge on 66% of the Company’s equity interest in Song Yuan North East Petroleum Technical Services Co. Ltd. (“Song Yuan Technical”), a PRC corporation and 90% owned subsidiary of the Company, as collateral to secure the Debenture; (2) a security agreement whereby the Company granted to Lotusbox a security interest in certain properties of the Company as collateral to secure the Debenture; and (3) an option agreement where by the Company granted Lotusbox an option to purchase up to 24% of the registered capital of Song Yuan Technical at fair market value which option shall vest immediately on the date following the occurrence of an event of default which results in the acceleration of the Debenture.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED

Date: January 13, 2010	By:	/s/ Wang Hongjun
Wang Hongjun
President, Chairman and Chief Executive Officer

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